Exhibit 99.2

AT THE COMPANY	ON THE WEB
Mike Lonsway	www.forestcity.net
Senior Vice President – Planning
216-416-3325

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

FOR IMMEDIATE RELEASE

Forest City Reports 2016 Fourth-Quarter and Yearend Results

CLEVELAND, Ohio - February 27, 2017 - Forest City Realty Trust, Inc. (NYSE: FCEA and FCEB) today announced financial results for the three months and year ended December 31, 2016.

Net Earnings/Loss
For the three months ended December 31, 2016, the company had net earnings of $1.8 million, or $0.01 per share, compared with net earnings of $548.7 million, or $2.00 per share, for the three months ended December 31, 2015. The primary driver of the quarter-over-quarter variance was a 2015 one-time adjustment to deferred taxes related to the company’s REIT conversion of $588.6 million.

For the year ended December 31, 2016, the company had a net loss of $158.4 million, or $0.61 per share, compared with net earnings of $496.0 million, or $1.97 per share, for the year ended December 31, 2015. The primary drivers of the year-over-year variance were the 2015 gain on change of control of interest related to the acquisition of our partner’s interest at University Park at MIT, together with the 2015 one-time adjustment to deferred taxes mentioned above. (All per-share amounts referenced in this release are on a fully diluted basis.)

Additional factors impacting net earnings/loss for the three months and year ended December 31, 2016, are described below under FFO and Operating FFO and are included in the company’s annual report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (SEC) and supplemental package for the quarter ended December 31, 2016, furnished to the SEC on Form 8-K. The Form 8-K and supplemental package are available on the company’s website, www.forestcity.net.

Revenues
Consolidated revenues for the three months ended December 31, 2016, were $239.7 million, compared with $272.8 million for the three months ended December 31, 2015. Consolidated revenues for the year ended December 31, 2016, were $929.5 million, compared with $978.2 million for the year ended December 31, 2015. The primary drivers of the revenue variance for the full year, compared with 2015, were lower land sales at Stapleton and the sale of the company’s military housing business.

Funds From Operations (FFO)
Total FFO for the three months ended December 31, 2016 was $80.4 million, or $0.31 per share, compared with $78.5 million, or $0.29 per share, for the three months ended December 31, 2015. FFO for the year ended December 31, 2016 was $241.7 million, or $0.92 per share, compared with $505.7 million, or $1.98 per share for the year ended December 31, 2015.

Drivers of the year-over-year FFO variance included increased 2016 gains from disposition of the 625 Fulton Avenue development parcel in Brooklyn and the company’s interest in the Nets, as well as lower 2016 income tax expense, offset by increased impairment, primarily related to the third-quarter 2016 impairment of Pacific Park Brooklyn, and the 2015 gain on change of control of interests related to University Park at MIT mentioned above.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings/loss, the most comparable GAAP measure, to FFO.

Operating FFO
Operating FFO for the three months ended December 31, 2016, was $113.3 million, compared with $103.9 million for the three months ended December 31, 2015. For the year ended December 31, 2016, Operating FFO was $386.5 million compared with $337.6 million for the year ended December 31, 2015.

Positive factors impacting 2016 full-year Operating FFO were decreased interest expense of $24.3 million; improved corporate G&A/other NOI of $19.5 million, the majority of which is reduced overhead expense; increased NOI from the mature portfolio of $18.4 million; increased Operating FFO from new property openings and acquisitions of $16.8 million; interest on notes receivable of $8.8 million; increased Operating FFO from other sources of $4.8 million; and increased capitalized interest of $1.7 million. These positive factors were partially offset by reduced Operating FFO from properties sold of $36.2 million and lower land sales at Stapleton of $9.2 million.

Factors impacting Operating FFO for the fourth quarter and full year 2016 are illustrated in bridge diagrams included in the company’s supplemental package for the three months ended December 31, 2016. The supplemental package and annual report also include additional explanations of factors impacting Net Earnings, Operating FFO and FFO for the three months and year ended December 31, 2016.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

Commentary
“Overall, our results for the fourth quarter and full year 2016 met our expectations and reflect the substantial progress we have made in our continued transformation as a company, and our commitment to further improve performance and create value that we believe will be reflected in our share price,” said David J. LaRue, Forest City president and chief executive officer.

“Our operating portfolio performed well throughout 2016, and we opened seven new properties in core markets from our pipeline. This solid performance was achieved in a year in which we also began operating as a REIT, re-instituted a dividend for the first time since 2008, streamlined our organizational structure, began reporting based on new segments, completed $1.3 billion gross value of dispositions and joint ventures, meaningfully improved operating margins, undertook a strategic review of our retail portfolio, announced major governance changes, and reached an agreement with the controlling shareholder to pursue the collapse of the company’s dual-class share structure.

“Operating FFO was up for both the fourth quarter and full year, demonstrating the benefits of our focus on core products in our core markets, reduced leverage and improved operating margins. As one example, in the fourth quarter, lower G&A expense and reduced interest expense were the two largest drivers of the growth in Operating FFO in the period.

“Comp NOI results for the year were in line with our expectations, with overall growth moderating in the second half, as anticipated. In the fourth quarter, office Comp NOI was down marginally, driven primarily by the timing of vacancies and phased occupancy by new tenants at University Park at MIT. Apartment Comp NOI was up modestly in the quarter, as expected, reflecting continued absorption of new supply in key markets. Retail Comp NOI results were down in the fourth quarter, following stronger growth in the prior year and in the first half of 2016.

“Our margin improvement initiatives accelerated in 2016. Overall margins on Comp NOI improved 250 basis points in 2016 and total margins on an adjusted EBITDA basis increased 460 basis points. While we’re pleased with that progress, we are confident that we can do more, and we are targeting an additional 400 to 500 basis point improvement in adjusted EBITDA margins over the next 12 to 18 months.

“Our asset disposition and de-leveraging efforts also gained meaningful traction in 2016, beginning with the sale of the Barclays Center arena and the Brooklyn Nets. We also exited our military housing business and are under contract to exit our federally assisted housing business, with final closings now anticipated by mid-year. In total for 2016, we sold or entered joint ventures for businesses or properties with a total gross value of $1.3 billion, eliminating $407.9 million of associated debt from our balance sheet. Since the beginning of the year, we’ve completed additional dispositions with a total gross value of $108.7 million and eliminated another $70.4 million in debt.

“As we previously announced, in the fourth quarter, we used some of the liquidity from asset dispositions, together with funds from a term loan facility, to retire the non-recourse mortgage debt on the New York Times building, adding that asset - one of our most productive and valuable - to our unencumbered asset pool. That unencumbered pool now includes assets that generated a total of approximately $110 million of NOI in 2016.

“Related to the previously announced strategic review of our retail portfolio, we continue to move forward with productive negotiations with our existing partners - QIC in the case of our regional malls, and Madison International for our New York City specialty retail portfolio. We have executed non-binding letters of intent with both partners and are working toward definitive agreements. We’re pleased with the economics of the potential transactions, which reflect an average cap rate of approximately five percent on 2016 net operating income of approximately $110 million and total debt of approximately $1.0 billion, at Forest City’s share. Assuming we successfully finalize definitive agreements with our partners, we expect the assets to transact in tranches over the next 24 to 36 months, commencing this year.

“As we have indicated previously, these are complex transactions where structure and timing are important in order for us to efficiently redeploy the majority of our ownership stakes into new apartment or office assets. Assuming negotiations continue on their current paths, we hope to be able to announce definitive agreements by midyear. We need to remind investors, however, that no transaction can be gu aranteed, and we may not be able to transact on either portfolio in the foreseeable future, or on the terms described in this release.”

Comparable NOI, Occupancies and Rent
Overall comparable NOI decreased 0.7 percent for the three months ended December 31, 2016, compared with the same period in 2015, with an increase of 1.1 percent in apartments and decreases of 2.9 percent in retail and 0.4 percent in office. For full-year 2016, overall comparable NOI increased 3.2 percent, with increases of 3.6 percent in office, 2.6 percent in retail and 3.3 percent in apartments, compared with results for the same period in 2015.

Comparable office occupancies were 93.2 percent at December 31, 2016, down from 96.2 percent in the fourth quarter of 2015. The decline in office occupancies is primarily due to the timing of a large vacancy at University Park at MIT, which has since been leased. For the rolling 12-month period ended December 31, 2016, rent per square foot in new, same-space office leases increased 11.0 percent over prior rents.

In the apartment portfolio, average monthly rents per unit for the company’s total comparable apartments rose to $1,495 for the year ended December 31, 2016, a 2.9 percent increase compared with average monthly rents for the year ended December 31, 2015. Comparable average rents per unit in the company’s core markets were $1,968, a 2.8 percent increase from the comparable period in 2015. Comparable economic occupancies for the year ended December 31, 2016, were 94.3 percent, down from 94.8 percent for the year ended December 31, 2015.

In the retail portfolio, comparable retail occupancies at December 31, 2016, decreased to 94.3 percent, compared with 94.7 percent at December 31, 2015. Sales in the company’s regional malls averaged $555 per square foot on a rolling 12-month basis, up from $550 per square foot at September 30, 2016, and down from $558 per square foot at December 31, 2015. For the rolling 12-month period ended December 31, 2016, new, same-space leases in the company’s regional malls increased 12.0 percent over prior rents.

Comparable NOI, defined as NOI from stabilized properties operated in the year ended December 31, 2016 and 2015, is a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI and a reconciliation of earnings/loss before income taxes to NOI.

Openings and Projects Under Construction
During the fourth quarter, the company completed and began phased opening of NorthxNorthwest (formerly Museum Towers II), a 286-unit apartment community in Philadelphia that is part of the company’s residential development fund with the Arizona State Retirement System (ASRS).

At December 31, 2016, Forest City had 12 projects under construction at a total cost of $1.9 billion, or $825.9 million at the company’s share. These include:

APARTMENTS:

•
Eliot on 4th, a 365-unit apartment community with 5,000 square feet of retail space at the company’s Waterfront Station mixed-use project in Washington, D.C., is expected to be completed in the first quarter of 2017.

•	Broadway and Hill, a 391-unit apartment community in Los Angeles with 15,000 square feet of street-level retail, is expected to be completed in the third quarter of 2017.

•	West Village II, a 389-unit apartment community in Dallas, began construction in the first quarter and is expected to begin phased opening in the first quarter of 2018.

Eliot on 4th, Broadway and Hill, and West Village II are also part of the company’s ASRS residential development fund.

Other apartment projects currently under construction include the following three properties at Pacific Park Brooklyn that are part of the company’s strategic partnership with Greenland USA:

•	535 Carlton, a 298-unit, all-affordable apartment community, began phased opening in the first quarter of 2017.

•	550 Vanderbilt, a 278-unit condominium property, is expected to begin closing unit sales in the first quarter of 2017.

•	38 Sixth Avenue, a 303-unit, all-affordable apartment community with 6,000 feet of street-level retail, is expected to begin phased opening in the second quarter of 2017.

Remaining apartment projects under construction include:

•	Town Center Wrap, a 399-unit apartment community with 7,000 square feet of street-level retail at Stapleton in Denver, is expected to begin phased opening in the second quarter of 2017.

•	Hudson Exchange, a 421-unit apartment community in Jersey City, NJ, with 9,000 square feet of street-level retail, is expected to be completed in the first quarter of 2018.

•
Ballston Quarter Residential, a 406-unit apartment community, including 53,000 square feet of lower-level retail, that is part of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The project is expected to begin phased opening in the third quarter of 2018.

OFFICE:

•
The Bridge at Cornell Tech, a 235,000-square-foot corporate “co-location” building at Cornell Tech’s new campus on Roosevelt Island in New York City. The building, in which Cornell will occupy approximately 40 percent of the space, is expected to open in the second quarter of 2017.

RETAIL

•
Ballston Quarter Redevelopment, the 307,000-square-foot retail component of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The retail component is expected to be completed in the third quarter of 2018.

Outlook
“Our transformation into a high-performing REIT, operating in some of America’s strongest urban markets continues,” said LaRue. “We are laser focused on accelerating execution of our strategies to make us even stronger and more competitive. Our goals include achieving an additional 400 to 500 basis points of margin improvement, transacting on our retail portfolio and redeploying our ownership stake into quality assets in strong markets, completing additional non-core dispositions, driving our leverage ratio d own to our target mid-seven times range, and increasing our dividend commensurate with growth in our taxable income.

“At the same time, we will continue to improve transparency and enhance governance, including our previously announced actions to increase the number of independent directors on the board, institute majority voting for all directors, and, subject to shareholder approval, collapse our dual-class share structure.

“We believe achieving these near-term goals, combined with diligent execution of our longer-term strategies, position Forest City for growth. With our strong operating portfolio and pipeline of quality future entitlement, together with disciplined capital allocation and skilled, creative and dedicated associates, we are confident in our ability to create sustainable value and increase total shareholder returns.”

Corporate Description
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.2 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of office, retail and apartment real estate throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investors section of the company’s website at www.forestcity.net for a supplemental package, which the company furnished to the SEC on Form 8-K on February 27, 2017, and is also available on the company’s website, www.forestcity.net. The supplemental package includes operating and financial information for the quarter ended December 31, 2016, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, and comparable NOI, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
FFO, a non-GAAP measure, along with net earnings, provides additional information about the company’s core operations. While property dispositions, acquisitions or other factors impact net earnings in the short-term, it believes FFO presents a more consistent view of the overall financial performance of its business from period-to-period since the core of its business is the recurring operations of its portfolio of real estate assets. Management believes that the exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of the company’s activity and assists in comparing those operating results between periods. Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets and impairment of depreciable real estate, management believes that FFO, along with the required GAAP presentations, provides a more complete measurement of the Company’s performance relative to its competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

The majority of the company’s peers in the publicly traded real estate industry are REITs and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although the company was not a REIT for the prior period presented, management believes it is important to publish this measure to allow for easier comparison of its performance to its peers. The major difference between the company and its REIT peers is that the company was a taxable entity and any taxable income it generated could have resulted in payment of federal or state income taxes. The company’s REIT peers typically do not pay federal or state income taxes on their qualified REIT investments, but distribute a significant portion of their taxable income to shareholders. Due to the company’s effective tax management policies, it has not historically been a significant payer of income taxes. This has allowed it to retain its internally generated cash flows but has also resulted in large expenses for deferred taxes as required by GAAP.

FFO is defined by NAREIT as net earnings excluding the following items at the company’s ownership: i) gain (loss) on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); and iv) cumulative or retrospective effect of change in accounting principle (net of tax).

Operating FFO
In addition to reporting FFO, the company reports Operating FFO, a non-GAAP measure, as an additional measure of its operating performance. It believes it is appropriate to adjust FFO for significant items driven by transactional activity and factors relating to the financial and real estate markets, rather than factors specific to the on-going operating performance of its properties. The company uses Operating FFO as an indicator of continuing operating results in planning and executing its business strategy. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of the company’s operating performance and may not be directly comparable to similarly-titled measures reported by other companies.

The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) participation payments to ground lessors on refinancing of our properties; ix) other transactional items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors.

NOI
NOI, a non-GAAP measure, reflects the company’s share of the core operations of its rental real estate portfolio, prior to any financing activity. NOI is defined as revenues less operating expenses at the company’s ownership within its Office, Retail, Apartments and Development segments, except for revenues and cost of sales associated with sales of land held in these segments. The activities of its Corporate and Other segments do not involve the operations of its rental property portfolio and therefore are not included in NOI.

The company believes NOI provides important information about its core operations and, along with earnings before income taxes, is necessary to understand its business and operating results. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, revenues and cost of sales associated with sales of land, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating office, retail and apartment real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. The company uses NOI to evaluate its operating performance on a portfolio basis since NOI allows it to evaluate the impact that factors such as occupancy levels, lease structure, rental rates, and tenant mix have on its financial results. Investors can use NOI as supplementary information to evaluate the company’s business. In addition, management believes NOI provides useful information to the investment community about its financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry. NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, our GAAP measures, and may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate the performance of its office, retail and apartment properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Non-capitalizable development costs and unallocated management and service company overhead, net of service fee revenues, are not directly attributable to an individual operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates, certain litigation expenses incurred and any related legal settlements and NOI impacts of changes in ownership percentages, are excluded from comparable NOI. Other properties and activities such as Arena, federally assisted housing, military housing, straight-line rent adjustments and participation payments as a result of refinancing transactions are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Comparable NOI is an operating statistic defined as NOI from stabilized properties operated in all periods presented. The company believes comparable NOI is useful because it measures the performance of the same properties on a period-to-period basis and is used to assess operating performance and resource allocation of the operating properties. While property dispositions, acquisitions or other factors impact net earnings in the short term, the company believes comparable NOI presents a more consistent view of the overall performance of its operating portfolio from period to period. A reconciliation of earnings (loss) before income taxes, the most comparable financial measure calculated in accordance with GAAP, to NOI, and a reconciliation from NOI to comparable NOI are included in this release.

Safe Harbor Language
Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the company’s ability to qualify or to remain qualified as a REIT, its ability to satisfy REIT distribution requirements, the impact of issuing equity, debt or both, and selling assets to satisfy its future distributions required as a REIT or to fund capital expenditures, future growth and expansion initiatives, the impact of the amount and timing of any future distributions, the impact from complying with REIT qualification requirements limiting its flexibility or causing it to forego otherwise attractive opportunities beyond rental real estate operations, the impact of complying with the REIT requirements related to hedging, its lack of experience operating as a REIT, legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service, the possibility that the company’s Board of Directors will unilaterally revoke its REIT election, the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on the ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, litigation risks, vacancies in its properties, risks associated with developing and managing properties in partnership with others, competition, its ability to renew leases or re-lease spaces as leases expire, illiquidity of real estate investments, its ability to identify and transact on chosen strategic alternatives for a portion of its retail portfolio, bankruptcy or defaults of tenants, anchor store consolidations or closings, the impact of terrorist acts and other armed conflicts, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by the company’s revolving credit facility, term loan facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, its ability to receive payment on the notes receivable issued by Onexim in connection with their purchase of our interests in the Barclays Center and the Nets, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, competing interests of its directors and executive officers, the ability to recruit and retain key personnel, risks associated with the sale of tax credits, downturns in the housing market, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws and international trade agreements, volatility in the market price of its publicly traded securities, inflation risks, cybersecurity risks, cyber incidents, shareholder activism efforts, conflicts of interest, risks related to its organizational structure including operating through its Operating Partnership and its UPREIT structure and completion of the proposed reclassification of its common stock, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
	(in thousands)
Net earnings (loss) attributable to Forest City Realty Trust, Inc.	$1,825	$548,714	$(158,402)	$496,042
Depreciation and Amortization—Real Estate Groups (1)	82,105	94,756	318,635	337,740
Gain on disposition of full or partial interests in rental properties	(3,552)	—	(129,367)	(22,039)
Impairment of depreciable rental properties	—	38,431	155,595	447,587
Income tax expense adjustment — current and deferred (2):
Gain on disposition of full or partial interests in rental properties	—	—	55,272	8,549
Impairment of depreciable rental properties	—	(14,785)	—	(173,590)
One-time adjustment to deferred taxes related to REIT conversion	$—	$(588,607)	$—	$(588,607)
FFO attributable to Forest City Realty Trust, Inc.	$80,378	$78,509	$241,733	$505,682

FFO Per Share - Diluted
Numerator (in thousands):
FFO attributable to Forest City Realty Trust, Inc.	$80,378	$78,509	$241,733	$505,682
If-Converted Method (adjustments for interest, net of tax for 2015):
5.000% Notes due 2016	—	8	—	415
4.250% Notes due 2018	778	1,005	3,806	5,646
3.625% Notes due 2020	363	646	2,006	3,754
FFO for per share data	$81,519	$80,168	$247,545	$515,497
Denominator:
Weighted average shares outstanding—Basic	258,725,549	257,682,590	258,509,970	237,559,598
Effect of stock options, restricted stock and performance shares	1,045,086	1,951,293	1,177,562	2,407,276
Effect of convertible debt	5,031,753	12,013,760	6,410,539	17,920,119
Effect of convertible 2006 Class A Common Units	1,940,788	1,940,788	1,940,788	2,667,712
Weighted average shares outstanding - Diluted	266,743,176	273,588,431	268,038,859	260,554,705
FFO Per Share - Diluted	$0.31	$0.29	$0.92	$1.98

(1)	The following table provides detail of depreciation and amortization:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
	(in thousands)
Full Consolidation	$62,327	$72,546	$250,848	$252,925
Non-Real Estate	(779)	(1,055)	(3,114)	(4,500)
Real Estate Full Consolidation	61,548	71,491	247,734	248,425
Real Estate related to noncontrolling interest	(7,142)	(4,374)	(22,821)	(16,069)
Real Estate Unconsolidated	27,699	22,792	93,687	85,345
Real Estate Discontinued Operations	—	4,847	35	20,039
Real Estate at Company share	$82,105	$94,756	$318,635	$337,740

(2)	The following table provides detail of income tax expense (benefit):

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$1,466	$(6,367)	$5,711	$(4,637)
Deferred taxes	100	2,763	24,122	154,688
Total income tax expense (benefit) on FFO	1,566	(3,604)	29,833	150,051

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$—	$(2,345)	$(4,351)	$5,975
Deferred taxes	—	2,345	59,623	2,574
Disposition of full or partial interests in rental properties	—	—	55,272	8,549
Impairment of depreciable rental properties - deferred taxes	$—	$(14,785)	$—	$(173,590)
One-time adjustment to deferred taxes related to REIT conversion	—	(588,607)	—	(588,607)
Total income tax expense (benefit) on non-FFO	—	(603,392)	55,272	(753,648)
Grand Total	$1,566	$(606,996)	$85,105	$(603,597)

Reconciliation of FFO to Operating FFO

	Three Months Ended December 31,			Years Ended December 31,
	2016	2015	% Change	2016	2015	% Change
	(in thousands)			(in thousands)
FFO attributable to Forest City Realty Trust, Inc.	$80,378	$78,509		$241,733	$505,682
Impairment of non-depreciable real estate	—	—		307,630	17,691
Write-offs of abandoned development projects and demolition costs	601	3,640		10,659	19,609
Tax credit income	(3,101)	(4,287)		(12,126)	(14,807)
Loss on extinguishment of debt	3,930	3,133		33,863	65,103
Change in fair market value of nondesignated hedges	(1,849)	(791)		95	(4,850)
Interest rate swap breakage fee	24,635	—		24,635	—
(Gains) losses on change in control of interests	—	1,405		—	(486,279)
Net gain on disposition of interest in development project	—	—		(136,687)	—
Net gain on disposition of partial interest in other investment - Nets	—	—		(136,247)	—
Straight-line rent adjustments	(2,139)	(26)		(10,108)	(4,497)
Participation payments	73	1,002		73	1,013
Organizational transformation and termination benefits	9,215	22,627		31,708	48,125
Nets pre-tax FFO	—	2,325		1,400	40,760
Income tax expense (benefit) on FFO	1,566	(3,604)		29,833	150,051
Operating FFO attributable to Forest City Realty Trust, Inc.	$113,309	$103,933	9.0%	$386,461	$337,601	14.5%
If-Converted Method (adjustments for interest, pre-tax):
5.000% Notes due 2016	—	13		—	678
4.250% Notes due 2018	778	1,641		3,806	9,222
3.625% Notes due 2020	363	1,054		2,006	6,132
Operating FFO attributable to Forest City Realty Trust, Inc. (If-Converted)	$114,450	$106,641		$392,273	$353,633
Weighted average shares outstanding - Diluted	266,743,176	273,588,431		268,038,859	260,554,705

Reconciliation of Earnings (Loss) Before Income Taxes (GAAP) to Net Operating Income (non-GAAP) (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Earnings (loss) before income taxes (GAAP)	$1,307	$(51,660)	$(454,173)	$(38,035)
(Earnings) loss from unconsolidated entities	(4,734)	8,488	263,533	(28,762)
Earnings (loss) before income taxes and earnings from unconsolidated entities	(3,427)	(43,172)	(190,640)	(66,797)
Land sales	(25,599)	(31,580)	(48,078)	(79,169)
Cost of land sales	8,471	15,697	13,661	31,413
Other land development revenues	(3,403)	(2,912)	(10,183)	(8,254)
Other land development expenses	2,185	2,145	8,923	9,753
Corporate general and administrative expenses	10,904	13,199	62,683	51,974
Organizational transformation and termination benefits	9,215	22,627	31,708	48,125
Depreciation and amortization	62,327	72,546	250,848	252,925
Write-offs of abandoned development projects and demolition costs	290	3,756	10,348	9,534
Impairment of real estate	—	25,971	156,825	451,434
Interest and other income	(13,564)	(9,762)	(46,229)	(37,739)
(Gains) loss on change in control of interests	—	1,405	—	(486,279)
Interest expense	30,311	37,481	131,441	157,166
Interest rate swap breakage fee	24,635	—	24,635	—
Amortization of mortgage procurement costs	1,324	1,793	5,719	7,549
Loss on extinguishment of debt	3,876	3,133	32,960	65,086
NOI related to unconsolidated entities (1)	58,835	49,587	223,592	213,590
NOI related to noncontrolling interest (2)	(9,837)	(7,348)	(37,221)	(32,521)
NOI related to discontinued operations (3)	—	8,520	1,198	21,943
Net Operating Income attributable to Forest City Realty Trust, Inc.	$156,543	$163,086	$622,190	$609,733

(1) NOI related to unconsolidated entities:
Equity in earnings (GAAP)	$4,181	$3,972	$29,701	$22,313
Exclude non-NOI activity from unconsolidated entities:
Land and non-rental activity, net	(509)	664	(3,658)	(3,756)
Interest and other income	(1,197)	(722)	(2,544)	(1,779)
Write offs of abandoned development projects	327	—	327	10,191
Depreciation and amortization	28,638	23,594	97,423	88,455
Interest expense and extinguishment of debt	27,395	22,079	102,343	98,166
NOI related to unconsolidated entities	$58,835	$49,587	$223,592	$213,590

(2) NOI related to noncontrolling interest:
Earnings from continuing operations attributable to noncontrolling interests (GAAP)	$(915)	$(2,812)	$(6,078)	$(13,258)
Exclude non-NOI activity from noncontrolling interests:
Land and non-rental activity, net	1,909	1,747	3,882	4,979
Interest and other income	449	670	1,600	2,105
Write offs of abandoned development projects	(16)	(116)	(16)	(116)
Depreciation and amortization	(7,401)	(4,454)	(23,617)	(16,354)
Interest expense and extinguishment of debt	(3,863)	(2,383)	(12,807)	(9,877)
Loss on disposition of full or partial interests in rental properties	—	—	(185)	—
NOI related to noncontrolling interest	$(9,837)	$(7,348)	$(37,221)	$(32,521)

(3) NOI related to discontinued operations:
Operating loss from discontinued operations, net of tax (GAAP)	$—	$(3,058)	$(1,126)	$(27,520)
Less loss from discontinued operations attributable to noncontrolling interests	—	2,150	776	16,962
Exclude non-NOI activity from discontinued operations (net of noncontrolling interest):
Depreciation and amortization	—	5,088	56	20,330
Interest expense	—	4,917	1,738	18,861
Income tax benefit	—	(577)	(246)	(6,690)
NOI related to discontinued operations	$—	$8,520	$1,198	$21,943

Net Operating Income (Non-GAAP) Detail (in thousands)

	Three Months December 31,			Years Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Office Segment
Comparable NOI	65,274	65,563	(0.4)%	254,087	245,221	3.6%
Non-Comparable NOI	(368)	1,272		17,224	7,644
Office Product Type NOI	64,906	66,835		271,311	252,865
Other NOI (1)	2,755	(309)		7,400	(1,964)
Total Office Segment	67,661	66,526		278,711	250,901
Retail Segment
Comparable NOI	40,528	41,744	(2.9)%	162,912	158,845	2.6%
Non-Comparable NOI	1,582	3,694		2,291	16,561
Retail Product Type NOI	42,110	45,438		165,203	175,406
Other NOI (1)	2,532	262		3,785	1,986
Total Retail Segment	44,642	45,700		168,988	177,392
Apartment Segment
Comparable NOI	41,033	40,580	1.1%	168,390	162,949	3.3%
Non-Comparable NOI	3,185	(1,476)		11,310	(2,780)
Apartment Product Type NOI	44,218	39,104		179,700	160,169
Federally Assisted Housing	4,732	5,036		19,693	19,602
Other NOI (1)	(318)	(1,486)		(2,693)	(15,018)
Total Apartment Segment	48,632	42,654		196,700	164,753
Operations
Comparable NOI	146,835	147,887	(0.7)%	585,389	567,015	3.2%
Non-Comparable NOI (2)	4,399	3,490		30,825	21,425
Product Type NOI	151,234	151,377		616,214	588,440
Federally Assisted Housing	4,732	5,036		19,693	19,602
Other NOI (1):
Straight-line rent adjustments	1,773	71		9,194	4,068
Participation payments	(73)	(1,002)		(73)	(1,013)
Other Operations	3,269	(602)		(629)	(18,051)
	4,969	(1,533)		8,492	(14,996)
Total Operations	160,935	154,880		644,399	593,046
Development Segment
Recently-Opened Properties/Redevelopment	939	3,987		3,965	10,361
Other Development (3)	(5,331)	(11,299)		(28,676)	(41,499)
Total Development Segment	(4,392)	(7,312)		(24,711)	(31,138)
Other Segment	—	15,518		2,502	47,825
Grand Total	$156,543	$163,086		$622,190	$609,733

(1)	Includes straight-line rent adjustments, participation payments as a result of refinancing transactions on our properties and management and service company overhead, net of service fee revenues.

(2)
Non-comparable NOI includes lease termination income of $2,079 and $3,404 for the three months and year ended December 31, 2016, compared with $11 and $3,279 for the three months and year ended December 31, 2015.

(3)	Includes straight-line adjustments, non-capitalizable development overhead and other costs on our development projects.